Exhibit 10.1

WALKER & DUNLOP, INC.

NON-EXECUTIVE DIRECTOR COMPENSATION RATES

The board of directors (the “Board”) of Walker & Dunlop, Inc. (the “Company”), adopted new compensation rates for the service of each of its non-executive Board members and a new compensation arrangement for the Lead Director, effective upon the election of the non-executive Board members at the Company’s June 5, 2013 annual meeting of stockholders.

Furthermore, the Board approved new annual retainer and committee rates for non-executive Board members elected at the Company’s 2013 Annual Meeting. The following represents a summary of the new annual retainer rates for non-executive Board members as well as for committee member and chairperson service and the Lead Director, as a result of the newly adopted compensation rates:

Compensation
Component	Rate

Annual Retainer	$ 60,000 in cash, $60,000 in restricted stock (1)

Committee Chair Retainers (2)	Audit-$20,000
Compensation-$15,000
Nominating & Corporate Governance-$15,000

Lead Director Annual Retainer	$ 20,000 in cash

Committee Member Retainers	Audit-$10,000
Compensation-$5,000
Nominating & Corporate Governance-$5,000

The Board also approved a change to Edmund F. Taylor’s compensation for his term on the Board such that in lieu of receiving an annual retainer award of $60,000 of restricted stock, he will receive an annual award of $60,000 in cash that will be paid on the one-year anniversary of the grant date for an equity award, subject to his continued service on the Board.  Any director compensation payable to Mr. Taylor is paid to Credit Suisse Securities (USA) LLC, or an affiliate thereof for so long as he remains an employee thereof.  Additionally, in the event that any directors elected or appointed to the Board are nominated by Fortress Investment Group, LLC (“Fortress”) or Column Guaranteed LLC (“Column”) and are employees of Fortress or Column, such directors will receive the annual $60,000 cash award in lieu of the restricted stock award.

The Company also reimburses each of its directors (except Mr. Taylor, who will be reimbursed by Credit Suisse Securities (USA) LLC) for their travel expenses incurred in connection with their attendance at full Board and committee meetings.

(1) The non-executive director grants of restricted stock vest on the one-year anniversary of the date of grant, subject to the non-executive director’s continued service on the Board.

(2) Committee chairpersons will receive the Committee Chair Retainer in lieu of a Committee Member Retainer for service on the committee they chair.